Free Writing Prospectus

VanEck Merk Gold ETF

2025-04-01 VanEck OUNZ Ad

0001546652

Pursuant to 433/164

333-274643

Twitter and LinkedIn Post x OUNZ

Post 1

VanEck @vaneck_us · 31m

Promote

The only gold ETF that delivers real gold to you, literally. $OUNZ @AxelMerk

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VanEck
@vaneck_us

Prospectus: vaneck.com/OUNZProspectus

An investment in the VanEck Merk Gold ETF ("OUNZ," or the "Trust") is subject to significant risk and may not be suitable for all investors. OUNZ is not an investment company registered under the Investment Company Act of 1940 (the "1940 Act") and therefore is not subject to the same protections as mutual funds or ETFs registered under the 1940 Act.

vaneck.com
The Gold ETF that Delivers | VanEck
VanEck Merk Gold ETF provides investors with a convenient and cost-efficient way to buy and hold gold with the option...

8:32 AM · Apr 1, 2025 · **2,464** Views